Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 1, 2014 by and between Xcel Brands, Inc. a Delaware corporation (the “Company”), and Judith Ripka Berk (the “Executive”), each a “Party” and collectively the “Parties.” Unless otherwise indicated, capitalized terms used herein are defined in Section 2.1. Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement (as hereafter defined).

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an employment agreement with the Executive and the Executive is willing to serve as an employee of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, as defined below, it is agreed by and between the Executive and the Company as follows:

ARTICLE I

EMPLOYMENT TERMS

1.1         Employment. The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 1.4(a) hereof.

1.2         Position and Duties.

(a)  Generally. The Executive shall:

(i)          serve as the Chief Design Officer of the JR Brands, and in such capacity shall be responsible for providing design input, design sketches, and design guidance to the President and/or Creative Director of JR Brands, shall perform such duties as are customarily performed by an officer with similar title and responsibilities of a company of a similar size (including, without limitation, the performance of Executive’s duties and obligations under agreements with the Company’s licensees or any other third-party pursuant to which Executive has agreed to, and is obligated to, perform personal services, including QVC) and shall have such power and authority as shall reasonably be required to enable her to perform her duties hereunder; provided, however, that in exercising such power and authority and performing such duties, she shall (x) at all times be subject to the authority, control and direction of the Chairman and CEO of the Company and (y) abide by the Media and Press Guidelines attached hereto as Exhibit B;

(ii)         make such In-Store Appearances during normal retail business hours to promote the JR Brands as reasonably requested in advance in writing by the Company within the United States and Canada;

(iii)        promote JR Brands through social media, television media, and other media as reasonably requested by the Company in a manner consistent with Executive’s obligations under the QVC Agreement; provided that the Executive shall not be required to make television appearances except as contemplated by clauses (iv) and (v) below;

(iv)         make at least eighty percent (80%) of all Appearances on QVC between 10:00 a.m. and 1:00 a.m. New York time (the “Prime Hours”) in accordance with the License Agreement dated April 3, 2014 by and among the Company, JR Licensing, LLC, QVC, Inc., and Executive related to the JR Brands (the “QVC Agreement); provided, however, in no event shall the number of Appearances required during the third year of the Term or thereafter be materially increased from the second year of the Term as currently specified in the QVC Agreement; and

(v)          make prime time appearances on The Shopping Channel in Canada as reasonably requested by the Company, provided that Executive shall not be obligated to travel to Canada more than three times per calendar year, with each trip to Canada requiring not more than 12-14 hours of on-air time over a one to two day period.

(b) Duties and Responsibilities. The Executive shall report exclusively to the Chairman and CEO or the Chief Operating Officer of the Company and shall devote her full business time and attention to the business and affairs of the Company and its Subsidiaries. The Executive shall perform her duties and responsibilities in a diligent, trustworthy, businesslike and efficient manner. The Executive shall not engage in any other business activities that conflict with the Executive’s duties, responsibilities and obligations hereunder; provided, however, that, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) manage passive personal investments, (iii) undertake the business contemplated by the Wholesale License, (iv) sell or distribute Inventory as contemplated by Section 6.11 of the Purchase Agreement, and (v) exercise the Retained Media Rights, so long as, in each case, any such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Executive’s primary business focus must be with respect to her obligations hereunder. Subject to the Retained Media Rights and the rights of Executive to undertake the business contemplated by the Wholesale License, during the Term, the Executive shall promptly bring to the Company all investment or business opportunities and creative design ideas relating to the JR Business, of which the Executive becomes aware.

(c)  Principal Office. The principal place of performance by the Executive of her duties hereunder shall be at her residence in Florida, although the Executive may be required to travel, upon reasonable advance notice to the Company’s principal executive offices in New York City or otherwise in connection with the business of the Company. Such travel costs shall be reimbursed as set forth in Section 1.3(d).

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1.3           Compensation.

(a)           Base Salary. The Executive’s base salary shall be not less than $750,000 per annum following the Effective Date (respectively, the “Base Salary”). The Base Salary will be payable to the Executive by the Company in regular installments in accordance with the Company’s general payroll practices. The Executive shall receive such increases (but not decreases) in her Base Salary as the Board of Directors of the Company (the “Board”), or the compensation committee of the Board, may approve in its sole discretion from time to time.

(b)  Bonus.

(i)          In the event that the DRT Royalty Income exceeds Six Million Dollars ($6,000,000) in any calendar year during the Term, the Executive shall be entitled to a bonus (in each case, a “DRT Bonus”) equal to ten percent (10%) of the DRT Royalty Income in such calendar year in excess of Six Million Dollars ($6,000,000), which amount of DRT Royalty Income shall be pro-rated during any year of the term in which the Executive is employed for less than a full year (e.g., the first and last year of the term). Notwithstanding the foregoing, if in such calendar year Executive did not make at least eighty percent (80%) of all Prime Hours Appearances on QVC in accordance with the QVC Agreement, DRT Royalty Income shall be calculated based solely on Net Royalty Income booked by the Company in connection with those Appearances made by the Executive in such calendar year.

(ii)         As soon as practicable after the end of the applicable calendar year, but in no event later than thirty (30) days following the end of such period, the Company shall deliver to the Executive (i) a statement prepared by the Company of the calculation of the amount of the DRT Royalty Income and DRT Bonus; and (ii) if requested by Executive, supporting documentation of the determination of DRT Royalty Income for the applicable period (collectively, (i) and (ii), the “Reconciliation”). The Executive shall, within five (5) days following her receipt of the Reconciliation, accept or reject the Reconciliation submitted by the Company. If the Executive disagrees with such calculation, it shall give written notice to the Company of such disagreement and any reason therefor (the "Notice of Disagreement") within such five (5) day period. Should the Executive fail to provide the Company with a Notice of Disagreement within such five (5) day period, the Executive shall be deemed to agree with the Company’s Reconciliation. During the ten (10) days immediately following the delivery of a Notice of Disagreement (or such longer period agreed by the parties), the Executive and the Company shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement. If such differences have not been resolved by the end of such ten (10)-day period (or such longer period agreed by the Parties), the Executive and the Company shall submit to the New York office of a nationally recognized firm of certified public accounts mutually agreeable to the parties and which has certified that it has no business dealings with either party or any of its Affiliates (the "Arbitrator") for review and resolution of any and all matters which remain in dispute and which were included in any Notice of Disagreement. The Arbitrator shall act as an arbitrator and shall deliver to Executive and the Company a written determination as to the Reconciliation (such amounts to be calculated in accordance with GAAP, and such determination to include a work sheet setting forth all material calculations used in arriving at such determination), within thirty (30) days after such dispute is referred to the Arbitrator. The Executive on the one hand, and the Company on the other hand, shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne by the Executive and the Company in such proportion as the Arbitrator shall determine based on the relative merit of the position of the parties. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom, absent manifest error by the Arbitrator.

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(iii)        Subject to adjustment as provided in the preceding sentences, the DRT Bonus, if any, as initially calculated by the Company, shall be paid to the Executive not later than five (5) days after the Company’s initial delivery of the Reconciliation, but in no event later than March 15th of the calendar year following the applicable calendar year, except to the extent the Executive timely provides the Company with a Notice of Disagreement and the subject of such Notice of Disagreement is not resolved prior to March 15th of the calendar year following the applicable calendar year, in which case the DRT Bonus initially calculated by the Company as stated in the Reconciliation shall be paid prior to March 15 of such calendar year, and in the event the amount finally determined as the DRT Bonus is greater than the DRT Bonus initially calculated by the Company as stated in the Reconciliation, such excess shall be paid to Executive within five (5) days following the final determination of the DRT Bonus.

In addition to, and not in lieu of, the foregoing, the Executive shall have the right to participate in all employee bonus plans offered to other employees without regard to the DRT Bonus, and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion. Such bonus payments, if any, shall be paid at the same time paid to other recipients but in no event later than sixty (60) days after the end of the applicable calendar year or fiscal period. All bonuses payable under this Section 1.3(b) shall be, collectively, referred to herein as “Bonus.”

(c)  Withholding. All payments made under this Agreement (including Base Salary, Bonus payments, and other amounts) shall be subject to withholding for income taxes, payroll taxes and other legally required deductions.

(d)  Expenses. The Company will reimburse the Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement that are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Notwithstanding any Company policy to the contrary, such travel expenses shall include business class airfare (or, to the extent not offered, first class) and first class accommodations of her choice (provided such accommodations do not exceed $600 per night), except that no expenses shall be reimbursed for (x) travel (exclusive of accommodations) between Executive’s residence and QVC’s offices in Pennsylvania, or (y) travel (exclusive of accommodations) between the Company’s principal offices in New York City and QVC’s offices in Pennsylvania. In addition, expenses for travel between Executive’s residence in Florida and the Company’s principal offices in New York City shall only be reimbursed to the extent that (A) Executive has not already planned to be in New York City on the specific dates that the Company requests her to go to New York City, (B) such trip does not coincide with a planned trip to QVC’s offices in Pennsylvania, and (C) Executive has already traveled to New York upon the Company’s request other than under the circumstances described in (A) or (B) at least one time in the calendar month in which such travel is proposed by the Company to take place. All expense reimbursement payments for documented expenses shall be made in accordance with the Company expense reimbursement policy. In addition, the Company shall reimburse the Executive (i) for up to $114,000 of non-accountable expenses incurred during each calendar year (pro-rated for any partial calendar year during the Term) and (ii) $1,000 per month for rent of Executive’s home office, in either case, without regard to whether such expenses would be reimbursable under the Company’s expense reimbursement policy. Executive shall notify the Company of all non-accountable expenses no later than January 15 of the year following the calendar year in which such expenses were incurred. All expense reimbursement payments for non-accountable expenses shall be made within thirty (30) days after the date that the Executive notifies the Company of such expense.

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(e)  Vacation; Holiday Pay and Sick Leave. The Executive shall be entitled to four (4) weeks’ paid vacation in each calendar year, which if and to the extent not taken during any year may be carried forward to any subsequent year. Executive shall receive holiday pay and paid sick leave as provided to other executive employees of the Company.

(f)   Additional Benefits. During the Term, the Executive shall be entitled to participate (for herself and, as applicable, her dependents) in the group medical, life, 401(k) and other insurance programs, equity and equity-based incentive plans, employee benefit plans and perquisites which may be adopted by the Board, or the compensation committee of the Board, from time to time, for participation by the Company’s senior management or executives, as well as dental, life and disability insurance coverage, with payment of, or reimbursement for, such insurance premiums by the Company, subject to, in all cases, the terms and conditions established by the Board with respect to such plans (collectively, the “Benefits”); provided, however, that the Board, in its reasonable discretion, may revise the terms of any Benefits so long as such revision does not have a disproportionately negative impact on the Executive vis-à-vis other Company employees to the extent applicable.

(g)  Indemnification. The Executive shall be entitled to indemnification by the Company in the same circumstances and to the same extent as the other executive officers and directors of the Company, which indemnification shall in no event be less favorable to the Executive than the fullest scope of indemnification permitted by applicable Delaware law (or any such greater scope of indemnification provided by agreement or by the terms of the Company’s Certificate of Incorporation or By-Laws to any executive officer or director of the Company).

(h)  D&O Insurance. The Company shall acquire and maintain Directors’ and Officers’ insurance for the Company’s directors and officers (including the Executive), with coverage in amounts reasonably sufficient to protect the Company’s directors and officers, but in all events with coverage in amounts no less than such amounts customarily maintained by similarly situated companies. Upon a Change of Control, the Company shall purchase, or cause to be purchased, a tail policy for the period of one year in an amount reasonably sufficient to protect the Company’s former directors and officers, but in all events with coverage in amounts no less than such amounts obtained by similarly situated companies in similar events.

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(i)   Other Benefits. During the Term, the Company shall (i) employ a full-time executive assistant for Executive whose salary shall be consistent with other staff of the Company at a similar level and position, (ii) allow the Executive to participate in the Company’s disability insurance policy (the “Disability Policy”), which shall name the Executive as loss payee; and (ii) pay for directly, or reimburse the Executive, for the Executive’s cell phone and internet expenses, which reimbursements shall be independent of the amounts provided for in Section 1.3(d).

1.4           Term and Termination.

(a)  Duration. The Term shall commence on the Effective Date and the initial term shall terminate three (3) years from the Effective Date (the “Initial Term”), unless earlier terminated by the Company or the Executive as set forth in this Section 1.4. After the Initial Term, the Company shall have the option to renew this Agreement for two successive one-year periods (each a “Renewal Period”) on the same terms and conditions as those in effect during the third year of the Initial Term. The Initial Term plus any Renewal Period is referred to herein as the “Term”. The Executive’s employment shall be terminated prior to the then-applicable expiration of the Term upon the first to occur of (i) termination of the Executive’s employment by the Company for Cause, (ii) termination of the Executive’s employment by the Company without Cause, (iii) the Executive’s resignation with Good Reason, (iv) the Executive’s resignation other than for Good Reason, or (v) the Executive’s death or Disability. Neither the Company nor the Executive shall terminate the Executive’s employment, with or without Good Reason or Cause, as the case may be, unless written notice is given that she or it intends to terminate the Executive’s employment at least 30 days prior to the Executive’s proposed Termination Date. As a condition to Executive receiving any payments or benefits under Section 1.4(b)(2) and (3) or Section 1.4(c) (but not amounts payable pursuant to Section 1.4(b)(1)), the Executive shall execute and deliver to the Company the General Release of claims relating solely to the Executive’s employment with the Company within 60 days after the Termination Date in the form attached hereto as Exhibit A. If the Executive does not execute and deliver the General Release within that time period then the amounts otherwise payable pursuant to Section 1.4(b)(2) shall be forfeited. The first payment under Section 1.4(b) shall include any amounts payable under Section 1.4(b) for periods prior to execution of such General Release.

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(b)  Severance Upon Termination Without Cause or Upon Resignation by the Executive For Good Reason. If the Executive’s employment is terminated by the Company without Cause prior to the end of the Initial Term or any Renewal Term (unless the Company provides written notice of its intention not to renew in accordance with Section 1.4(a) above) or if the Executive resigns for Good Reason, then the Executive will be entitled to receive (1) any unpaid Base Salary through and including the date of termination or resignation and any other amounts, including any amounts due for Bonus and unreimbursed expenses or other entitlements required to be paid to the Executive with respect to periods ending on or prior to the Termination Date; (2) an amount equal to the Executive’s Base Salary (at the rate that would have been effect pursuant to Section 1.3(a) had such employment not been terminated) for the longer of (x) six (6) months from the Termination Date, and (y) the remainder of the then-current Term, but in no event exceeding eighteen (18) months as the case may be, the “Severance Period”), payable in substantially equal installments over the Severance Period in accordance with the Company’s normal payroll practices; provided, however, that prior to the date that is six months and one day after the Termination Date, no payments would be made that exceed the lesser of two times: (i) the sum of (A) the Executive’s Base Salary (at the rate in effect on the date of termination), (B) the Bonus paid to Executive  pursuant to Section 1.3(b) in the prior calendar year, and (C) any other taxable compensation paid to the Executive in the prior calendar year; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year in which the Executive has a termination of employment; and any amount in excess of the applicable limits shall be paid on the date that is six months and one day after the Termination Date; and (3) continue to participate in the Company’s group medical plan on the same basis as she previously participated or, if such participation would violate the provisions of Section 409A of the Code or applicable nondiscrimination regulations under the Patient Protection and Affordable Care Act (PPACA), receive reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for the Severance Period; provided that if the Executive is provided with health insurance coverage by a successor employer, any such coverage by the Company under subclause (3) shall cease (each of (1), (2) and (3) referred to as the “Severance Payment”). The Executive also shall be entitled to receive payment for (i) all reimbursable expenses or other entitlements then required to be paid to the Executive with respect to periods ending on or prior to the Termination Date under Section 1.3(d) (other than non-accountable expenses which shall be reimbursed pursuant to clause (ii) below), which payments shall be made in accordance with the Company expense reimbursement policy; provided, however, in no event shall any expense reimbursements by the Company be made later than the last day of the calendar year after the calendar year in which the expense was incurred, and (ii) all non-accountable expenses incurred prior to the Termination Date that are reimbursable under Section 1.3(d), which payments shall be made in accordance with the terms of Section 1.3(d). If the Executive materially breaches her obligations under Section 1.5, 1.6, 1.7, 1.8 or 1.9 of this Agreement, the Company’s obligation to make any Severance Payments and provide any Benefits shall cease as of the date of such breach; provided, that if the Executive cures such breach within 10 days of receiving written notice from the Company of such breach (which notice the Company shall provide promptly to the Executive after learning of such breach), the Company shall promptly pay all Severance Payments not made during such period of dispute and resume making Severance Payments and providing Benefits promptly following such cure.

(c)  Severance upon a Change of Control. Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within six (6) months following a Change of Control by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to the Severance Payment as described in sub-section (b) above; provided, however, that in lieu of the calculation contained in Section 1.4(b)(2), Executive shall be entitled to receive a lump sum amount within 60 days after the Termination Date equal to two times the sum of (i) the Executive’s Base Salary (at the average rate that would have been effect pursuant to Section 1.3(a) during the two years following the Termination Date) and (ii) the Bonus paid or due to the Executive pursuant to Section 1.3(b) in the year prior to such Change of Control, if any; provided, however, that prior to the date that is six months and one day after the Termination Date, no payment would be made that exceeds the lesser of two times: (i) the sum of (A) the Executive’s Base Salary (at the rate in effect on the date of termination), (B) the Bonus paid to Executive  pursuant to Section 1.3(b) in the prior calendar year, and (C) any other taxable compensation paid to the Executive in the prior calendar year, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive has a termination of employment, and any amount in excess of such limits shall be paid on the date that is six months and one day after the Termination Date.

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(d)  Death and Disability. In the event the Company terminates this Agreement due to the death or Disability of the Executive, the Company shall pay the Executive her Base Salary through the date of termination, at the rate then in effect, and all expenses or accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the date of termination. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death or Disability shall be determined in accordance with the terms of such plans and programs. In the event of Executive’s death, any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs.

(e)   Salary and Other Payments Through Termination. If the Executive’s employment with the Company is terminated during the Term (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive her Base Salary through the Termination Date, but will not be entitled to receive any Severance Payments or Benefits after the Termination Date. The Executive shall also be entitled to receive payment for (i) all reimbursable expenses or other entitlements required to be paid to the Executive with respect to periods ending on or prior to the Termination Date under Section 1.3(d) (other than non-accountable expenses which shall be reimbursed pursuant to clause (ii) below), which payments shall be made in accordance with the Company expense reimbursement policy; provided, however, in no event shall any expense reimbursements by the Company be made later than the last day of the calendar year after the calendar year in which the expense was incurred, and (ii) all non-accountable expenses incurred prior to the Termination Date that are reimbursable under Section 1.3(d), which payments shall be made in accordance with the terms of Section 1.3(d).

(f)   Other Rights. Except as set forth in this Section 1.4, all of the Executive’s rights to receive Base Salary, Benefits and annual bonuses hereunder (if any) which accrue or become payable after the termination of the Executive’s employment shall cease upon such termination.

(g)  Continuing Benefits. Notwithstanding Section 1.4(f), termination pursuant to this Section 1.4 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to, or on account of, the Executive after such termination.

(h)  No Duty of Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Article I by seeking other employment or otherwise; provided that in the event the Executive obtains any employment during the Severance Period, the amount of Severance Payments payable by the Company during the Severance Period and following the date Executive begins such employment shall be reduced by the cash compensation received by Executive in connection with such employment during the remainder of the Severance Period. For the sake of clarity, amounts received by Executive through the exercise of the Retained Media Rights or in connection with the Wholesale License shall not be deducted from any Severance Payments payable hereunder.

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(i)   nor shall the amount of any payment or benefit provided for under Article I be reduced by any compensation earned by Executive after the Termination Date.

(i)          Acceleration of Vesting. If the Company shall terminate the Executive’s employment without Cause or the Executive terminates her employment with Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all unvested stock options, shares of restricted stock and other equity awards granted by the Company to the Executive pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and shall remain exercisable for the remaining term of the applicable option. In the event of conflict between any stock option or other grant agreement between the Company and the Executive and this Agreement, this Agreement shall control.

1.5           Confidential Information.

(a)  The Executive shall not disclose or, directly or indirectly, use at any time, during the Term or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by her, alone or with others, except to the extent that (i) such disclosure or use is required by the Executive’s performance of the duties assigned to the Executive by the Board, (ii) the Executive is required by subpoena or similar process to disclose or discuss any Confidential Information, provided, that in such case, the Executive shall promptly inform the Company in writing of such event, shall reasonably cooperate with the Company in attempting to obtain a protective order or to otherwise limit or restrict such disclosure to the greatest extent possible, and shall disclose only that portion of the Confidential Information as is strictly required, or (iii) such Confidential Information is or becomes generally known to and available for use by the public, other than as a result of any action or inaction directly or indirectly by the Executive; provided that Executive may use Seller Information in connection with business contemplated by the Wholesale License, the sale or distribution of Inventory as contemplated by Section 6.11 of the Purchase Agreement, and the exercise of the Retained Media Rights, in each case, so long as such use is not tantamount to disclosure. At the Company’s expense, the Executive shall take all reasonable steps to safeguard Confidential Information in her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive acknowledges that the Confidential Information obtained by her during the course of her employment with the Company is the sole and exclusive property of the Company and its Subsidiaries, as applicable.

(b)  The Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company and its Subsidiaries to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and in the period specified in such confidentiality agreements, and without in any way limiting the provisions of Section 1.5(a) above, the Executive will hold Third Party Information in confidence, consistent with the obligations applicable to Confidential Information of the Company generally, and will not disclose to anyone (other than personnel and agents of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except in connection with her work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by the Board in writing.

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(c)  As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is related in any way to the actual or anticipated business of the Company, its Subsidiaries, its Affiliates or any of their respective predecessors in interest, including but not limited to (i) business development, growth and other strategic business plans, (ii) properties available for acquisition, financing development or sale, (iii) accounting and business methods, (iv) services or products and the marketing of such services and products, (v) fees, costs and pricing structures, (vi) designs, (vii) analysis, (viii) drawings, photographs and reports, (ix) computer software, including operating systems, applications and program listings, (x) flow charts, manuals and documentation, (xi) data bases, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) copyrightable works, (xiv) all technology and trade secrets, (xv) confidential terms of material agreements and customer relationships, and (xvi) all similar and related information in whatever form or medium. Confidential Information shall not include any information that has become generally available to the public prior to the date the Executive proposes to disclose or use such information or general know-how of the Executive.

1.6           Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, products, methods, processes, techniques, programs, designs, analyses, drawings, reports, patents, copyrightable works and mask works (whether or not including any Confidential Information) and all issuances, registrations or applications related thereto, all other proprietary information or intellectual property and all similar or related information (whether or not patentable)(collectively, “Intellectual Property”) conceived, developed, contributed to, made, or reduced to practice by Executive (either alone or with others) while employed by Company or any of its Subsidiaries or Affiliates or using the materials, facilities or resources of the Company or any of its Subsidiaries or Affiliates, other than the Retained Media Rights (collectively, “Company Works”) are the sole and exclusive property of the Company and its Subsidiaries. Executive hereby assigns all right, title and interest in and to all Company Works to the Company and its Subsidiaries and waives any moral rights she may have therein, without further obligation or consideration. Any copyrightable work constituting Company Works prepared in whole or in part by the Executive will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company and its Subsidiaries shall own all of the rights comprised in the copyright therein. The Executive shall promptly and fully disclose in writing all Company Works to the Company and shall cooperate with the Company and its Subsidiaries to protect, maintain and enforce the Company’s and its Subsidiaries’ interests in and rights to such Company Works (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all affidavits, assignments, powers-of-attorney and other documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Executive’s employment with the Company).

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1.7           Delivery of Materials Upon Termination of Employment. As requested by the Company from time to time and in any event upon the termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company, or at the Company’s election destroy, all copies and embodiments, in whatever form or medium, of all Confidential Information, Company Works and other property and assets of the Company and its Subsidiaries in the Executive’s possession or within her control (including, but not limited to, office keys, access cards, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes, computers and handheld devices (including all software, files and documents thereon) and any other materials containing any Confidential Information or Company Works) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company or destroyed, as applicable. Notwithstanding the foregoing, Executive shall be entitled to retain all information related to the Acquired Assets and the Business as conducted prior to the Closing Date (each as defined in the Purchase Agreement) to the extent Sellers are permitted to retain such materials pursuant to the Purchase Agreement; provided that such information shall remain subject to the confidentiality provisions of the Purchase Agreement.

1.8           Non-Compete and Non-Solicitation Covenants.

(a)  The Executive acknowledges and agrees that the Executive’s services to the Company and its Subsidiaries are unique in nature and that the Company and its Subsidiaries would be irreparably damaged if the Executive were to violate her obligations under this Section 1.8. The Executive further acknowledges that, in the course of her employment with the Company, she will become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information. During the Term, she shall not, directly or indirectly, whether for herself or for any other Person, permit her name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the Business in the Restricted Territories, other than the Company and its Subsidiaries or except as otherwise directed or authorized by the Board. During the one year period following the Termination Date, unless the Executive’s employment hereunder was terminated without Cause or was terminated by the Executive for Good Reason, the Executive shall not, directly or indirectly, whether for herself or for any other Person, permit her name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the JR Business in the Restricted Territories, other than the Company and its Subsidiaries or except as otherwise directed or authorized by the Board. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise). Notwithstanding anything to the contrary contained herein, Executive shall be permitted to (i) enter into the Wholesale License Agreement and perform the obligations and conduct the business as contemplated thereby, provided the performance of such obligations do not interfere with Executive’s obligations under this Agreement; (ii) dispose of Inventory in accordance with Section 6.11 of the Purchase Agreement; (iii) exercise the Retained Media Rights in accordance with the Purchase Agreement and (iv) sell fine art, provided that (A) such art is defined as art or sculpture sold through a bona fide gallery and (B) any marketing or promotion of the art using the Acquired Assets shall be subject to the approval of the Company (such approval not to be unreasonably withheld). In addition, nothing herein will prohibit the Executive from mere passive ownership of not more than ten percent (10%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such Person.

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(b)  During the Nonsolicitation Period, the Executive will not directly, or indirectly through another Person, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period prior to the Termination Date, a corporate officer, general manager or other employee of the Company or any of its Subsidiaries to terminate such employee’s employment with the Company or any of its Subsidiaries, or hire any such person unless such person’s employment was terminated by the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its Subsidiaries. The Executive acknowledges and agrees that the Company and its Subsidiaries would be irreparably damaged if the Executive were to breach any of the provisions contained in this Section 1.8(b).

(c)  Executive acknowledges that this Agreement, and specifically, this Section 1.8, does not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.

1.9           Enforcement. If, at the time of enforcement of Section 1.5, 1.6, 1.7, 1.8 or 1.10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the period, scope or area. Because the Executive’s services are unique and because the Executive has access to Confidential Information and Company Works, the Parties agree that money damages would be an inadequate remedy for any breach of Section 1.5, 1.6, 1.7, 1.8 or 1.10. Therefore, in the event of a breach or threatened breach of Section 1.5, 1.6, 1.7, 1.8 or 1.10, the Company or any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). The Parties hereby acknowledge and agree that (a) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (b) the law of the State of New York shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (c) Section 1.5, 1.6, 1.7, 1.8 or 1.10 shall restrict the Executive only to the extent permitted by applicable law.

1.10         Survival. Sections 1.4, 1.5, 1.6, 1.7, 1.8 and 1.10 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Executive’s employment.

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ARTICLE II

DEFINED TERMS

2.1           Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement. For purposes of this Agreement, the following terms will have the following meanings:

“Appearance” shall mean a one hour appearance on QVC’s Direct Response Television Programs, with the schedule of such Appearances to be mutually determined by XCel and QVC, subject to JR’s schedule.

“Cause” means with respect to the Executive, the occurrence of one or more of the following: (i) conviction of, or entry of a plea of guilty or nolo contendere to, a felony involving moral turpitude, misappropriation of Company property, embezzlement of Company funds, violation of the United States securities laws or material dishonesty with respect to the Company; (ii) persistent and repeated refusal to comply with no less than three written lawful directives of the Chairman and CEO or Board with respect to an item material to the business prospects and/or operations of the Company, other than such directives requiring the Executive in her reasonable judgment after consultation with counsel, to act in a manner inconsistent with her fiduciary obligations or those inconsistent with the Executive’s position as Chief Design Officer; (iii) repeatedly reporting to work under the influence of alcohol or illegal drugs, or the use of illegal drugs (whether or not at the workplace), (iv) any willful breach of Section 1.6, 1.7, 1.8 or 1.9 of this Agreement, or (v) the failure of Executive to comply with the obligations to which she has agreed under the license agreements between Company and QVC and the Company and The Shopping Channel related to the JR Brands or any sub-brand. Notwithstanding the foregoing, termination by the Company for Cause (other than pursuant to clause (i) above) shall not be effective until and unless (i) Executive fails to cure such alleged act or circumstance within 30 days of receipt of notice thereof, to the satisfaction of the Board in the exercise of its reasonable judgment (or, if within such 30-day period the Executive commences and proceeds to take all reasonable actions to effect such cure, within such reasonable additional time period (no longer than 60 days) as may be necessary), and (ii) notice of intention to terminate for Cause has been given by the Company within forty-five (45) days after the Board learns of the act, failure or event constituting “Cause,” and (iii) the Board has voted (at a meeting of the Board duly called and held as to which termination of Executive is an agenda item) by a vote of at least a two-thirds of the members of the Board (other than Executive) to terminate Executive for Cause after Executive has been given notice of the particular acts or circumstances which are the basis for the termination for Cause and has been afforded an opportunity to appear with counsel and present her positions at such meeting and to present her case thereat, and (iv) the Board has given notice of termination to Executive within five days after such meeting voting in favor of termination.

“Change of Control” means the occurrence of any of the following (i) a merger or consolidation to which the Company is a party (other than one in which the stockholders of the Company prior to the event own a majority of the voting power of the surviving or resulting corporation) (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, (iii) a sale or transfer by the Company’s stockholders of voting control, in a single transaction or a series of transactions, or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Disability” shall have the meaning set forth in the Disability Policy. If there is no definition of “disability” applicable under the Disability Policy, then the Executive shall be considered disabled due to mental or physical impairment or disability despite reasonable accommodations by the Company and its Subsidiaries, to perform her customary or other comparable duties with the Company or its Subsidiaries immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12 month period.

“DRT Products” means any products under the “Judith Ripka” brand or a sub-brand sold through direct response television.

“DRT Royalty Income” for a calendar year means Net Royalty Income booked by the Company from sales of DRT Products for such calendar year, as determined in accordance with U.S. generally accepted accounting principles.

“Effective Date” means the Closing Date (as defined in the Purchase Agreement).

“Good Reason” means the occurrence, without the Executive’s written consent, of one or more of the following events: (i) the Company reduces the amount of Executive’s Base Salary, (ii) the Company requires that the Executive relocate her principal place of employment to a site that is more than 15 miles from her residence in Florida, (iii) the Company changes the Executive’s title to something other than Chief Design Officer – JR Brands other than pursuant to a termination of her employment for Cause, or upon the Executive’s death or Disability, (iv) the failure or unreasonable delay of the Company to provide the Executive any of the payments contemplated hereby, (v) the Company otherwise materially breaches the terms of this Agreement or (vi) the Company is indicted, convicted or consents to the entry of an order for judgment of a violation of law which results or is reasonably expected to result in the Company incurring costs, damages, penalties or sanctions which have a material effect on the Company’s finances or ability to continue its business; provided, however, except in the case of a failure to make a timely payment that is caused by a third party payroll service provider, in which case the Company shall have ten (10) Business Days to cure, as to any breach by the Company of its obligation to make any payment to Executive when due, the Executive shall have no notice obligation and the Company shall have no right to cure. In such case the Executive’s resignation shall become effective on the 31st day after the Company’s receipt of the aforementioned notice.

“In-store Appearances” means the Executive’s personal physical presence at physical retail stores to promote JR Brands branded products on behalf of the Company and/or its licensees as requested by the Company, but does not include any non-physical presence participation, such as appearances through web casting, social media, video conferencing or conference calls.

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“JR Business” means the design, sourcing, sale, promotion, licensing, distribution and marketing of jewelry, watches and certain other accessories sold under the JR Brands.

“JR Brands” means the brand names “Judith Ripka,” “Judith Ripka Sterling Collection,” or such derivations thereof as have been used by the Sellers prior to date hereof, and/or any brand now existing or created in the future using the Judith Ripka personal name or any derivative thereof.

“Net Royalty Income” means booked royalties related to the JR Brands, less advertising royalties, design fees, commissions paid to third parties, payments under royalty sharing or participation agreements, and international withholding or other transfer taxes, in each case to the extent related to such booked revenue, calculated in accordance with GAAP; provided, however, that, Net Royalty Income shall not include any deferred revenues recognized during the period for which Net Royalty Income is being calculated (which shall be included as Net Royalty Income in the period during which such deferred revenues are actually received); and provided further, if any revenue booked during a period is subsequently reversed or adjusted in accordance with GAAP, then Net Royalty Income for the period is which such adjustment is made shall be adjusted to give effect to such reversal or adjusted.

“Nonsolicitation Period” means the Term and 12 months thereafter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Purchase Agreement” means the Asset Purchase Agreement, dated April 1, 2014, by and among the Company, Judith Ripka Berk, JR Licensing, LLC, Judith Ripka Creations, Inc., Judith Ripka Companies Inc., Judith Ripka Designs, Ltd., JSB Marketing Corp. and certain other parties thereto.

“Restricted Territories” means the United States and the rest of the world.

“Retained Media Rights” shall have the meaning set forth in the Purchase Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

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“Termination Date” means the effective date of the Executive’s termination of employment with the Company.

2.2           Other Definitional Provisions.

(a)  Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(b)  Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

ARTICLE III

MISCELLANEOUS TERMS

3.1           Defense of Claims. The Executive agrees that, during the Term, and for a period of six months after termination of the Executive’s employment, upon request by the Company, the Executive shall reasonably cooperate with the Company in connection with any matters the Executive worked on during her employment with the Company and any related transitional matters. In addition, during the Term and thereafter, the Executive agrees to reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility or involve matters about which the Executive has knowledge, except if the Executive’s reasonable interests are adverse to the Company in such claim or action and provided that after the Term such level of cooperation shall be reasonable and shall take due account of the Executive’s work and personal commitments. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 3.1 and will pay or reimburse the Executive for the reasonable fees and expenses of counsel selected by the Executive if the Executive is required to act in connection with any governmental or civil investigation or legal proceeding.

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3.2           Nondisparagement. The Executive agrees to refrain from making any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Company. The Company agrees to refrain from making any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Executive. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict either party from, truthfully and in good faith: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s or the Executive’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

3.3           Morals Clause. Executive shall not willfully commit any act, or willfully do any thing, which may be reasonably considered under applicable community standards within the City of New York, (i) to be immoral, deceptive, scandalous or obscene; or (ii) to materially injure, tarnish, damage or negatively affect the reputation and goodwill associated with the JR Brands, the Company or any of its Subsidiaries.

3.4           Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise and except as otherwise provided herein, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company or its Subsidiaries may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

3.5           Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile (with receipt confirmed) to the recipient at the address or facsimile number indicated below:

To the Company:

475 Tenth Avenue
4th Floor
New York, New York 10018

With a copy (which shall not constitute notice) to:

Blank Rome

The Chrysler Building

405 Lexington Avenue

New York, NY 10174-0208

Attn: Robert Mittman, Esquire

Facsimile: (212) 885-5557

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To the Executive:

Judith Ripka Berk

273 Tangier Avenue

Palm Beach, FL 33480

With a copy (which shall not constitute notice) to:

Crowell & Moring LLP

590 Madison Avenue

New York, NY 10022

Attn: Paul J. Pollock

Facsimile: 212-223-4134

or such other address or to the attention of such other Person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

3.6           Severability. Subject to the express provisions of Section 1.10 relating to certain specified changes, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.7           Complete Agreement. This Agreement, embodies the complete agreement and understanding among the Parties with regard to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. To the extent that this Agreement provides greater benefits to the Executive than available under the Company’s employee handbook or other corporate policies, then this Agreement shall prevail.

3.8           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

3.9           Assignment. Without the Executive’s consent, the Company may not assign its rights and obligations under this Agreement except (i) to a “Successor” (as defined below) or (ii) to an entity that is formed and controlled by the Company or any of its Subsidiaries, provided that in the case of (ii) the Company shall remain liable for all of its obligations hereunder. This Agreement is personal to the Executive, and the Executive shall not have the right to assign the Executive’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement, nor shall the Executive have the right to pledge, hypothecate, transfer, assign or otherwise encumber the Executive’s right to receive any form of compensation hereunder without the prior written consent of the Board. As used in this Section 3.9, “Successor” shall include any Person that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets of, or ownership interests in, the Company and its Subsidiaries.

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3.10         Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, the Executive, and their respective heirs, successors and permitted assigns.

3.11         Choice of Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of New York. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the Supreme Court, New York County, State of New York, or by a federal court sitting in Manhattan in New York City, State of New York. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

3.12         Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

3.13         Payment of Legal Costs. In the event of any litigation between the parties hereto, the one of them who is the prevailing party shall be entitled to receive from the other reasonable attorneys’ fees and other out-of-pocket costs and expenses reasonably incurred by the prevailing party in connection with such litigation regardless of whether such litigation is prosecuted to judgment. As used herein, “prevailing party” shall mean in the case of a claimant, one who is successful in obtaining a material amount of the relief sought, and in the case of a defendant or respondent, one who is successful in obtaining denial by a judgment not subject to further appeal of a material amount of the relief sought by the claimant.

3.14         Remedies. Subject to the provisions of Section 3.1, each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing Party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.

3.15         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

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3.16         Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and other than, in the event of the Executive’s death, her estate, to which all of Executive’s rights and remedies set forth herein shall accrue

3.17         The Executive’s Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which she is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person (or other agreement with any other person containing a restriction on the Executive’s right to do business or obligating her to do business with any other Person on a priority or preferential basis), (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms and (d) upon the execution and delivery of this Agreement by the Company, Executive is not in violation of clause (i) set forth in the definition of Cause and is not Disabled.

3.18         Amendment to Comply with Section 409A of the Code. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the Treasury Regulations (including proposed regulations) and guidance promulgated thereunder, (a) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A and (b) the parties hereto agree to amend this Agreement for purposes of complying with Code Section 409A promptly upon issuance of any Treasury regulations or guidance thereunder, provided, that any such amendment shall not materially change the present value of the benefits payable to the Executive hereunder or otherwise materially adversely affect the Executive, the Company, or any affiliate of the Company, without the consent of such party. For purposes of Code Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything herein to the contrary, Executive shall not be entitled to any payments or benefits payable hereunder as a result of Executive’s termination of employment with the Company that constitute “deferred compensation” under Code Section 409A unless such termination of employment qualifies as a “separation from service” within the meaning of Code Section 409A (and any related regulations or other pronouncements thereunder). Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

XCEL BRANDS, INC.

By:	/s/ Robert W. D’Loren
Name:	Robert W. D’Loren
Title:	Chairman and CEO

/s/ Judith Ripka Berk
Judith Ripka Berk

[Signature Page to Employment Agreement]

EXHIBIT A

FORM OF RELEASE

I, Judith Ripka Berk, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by Xcel Brands, Inc., a Delaware Corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of April 1, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1.          I understand that any payments or benefits paid or granted to me under Section 1.4(b)(1) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 1.4(b)(1) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. This General Release shall be deemed rescinded in the event that the Company does not make such payments and make available such benefits in accordance with Section 1.4(b)(1) of the Agreement.

2.          I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, solely to the extent that such claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof and amounts claimed under the Agreement pursuant to a good faith and pending dispute as of the date hereof, (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company, (iii) any rights to indemnification from the Company under the Company’s Certificate of Incorporation, Bylaws, any indemnification agreement and/or applicable law; and (iv) any right to insurance proceeds related to my position as an officer and/or director of the Company or any of its Affiliates; (v) any rights as a stockholder of the Company of any Affiliates of, or successor to, the Company; (vi) any rights under the Asset Purchase Agreement dated as of April 1, 2014, by and among the Company, Judith Ripka Berk, JR Licensing, LLC, Judith Ripka Creations, Inc., Judith Ripka Companies Inc., Judith Ripka Designs, Ltd., JSB Marketing Corp. and certain other parties thereto (as amended, the “Purchase Agreement”) and any Related Agreement (as defined in the Purchase Agreement); and (vii) any rights under the above laws, or others, that are not waivable as a matter of law.

3.          I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.          I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 or any other claims which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.          In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.          I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.          I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.          Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other self-regulatory organization or governmental entity.

9.          Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under Sections 1.5, 1.6, 1.8, 1.10 and 3.1 of the Agreement.

10.         The Company hereby releases and discharges me in the same manner and to the same extent that I have has released and discharged the Company as set forth above.

11.         Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)          I HAVE READ IT CAREFULLY;

(b)          I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)          I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)          I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)          I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)          THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)          I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(h)          I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)           I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: ___________ __, ______
Judith Ripka Berk

Acknowledged and agreed as of the date first written above:

Xcel Brands, Inc.

By:
Name: Robert W. D’Loren
Title: CEO, President and Secretary

EXHIBIT B

MEDIA AND PRESS GUIDELINES

Guidelines

During Executive’s employment with the Company, responses to all media inquiries by Executive will be limited to statements regarding the fact of her employment by the Company and the title of her position, and the Talking Points below. Any other questions will be directed to the Company to address. Executive shall not make any statements to the Media and Press that (i) disparage the Company, the JR Business (including products sold as part of the JR Business) or licensees and other partners of the Company, or (ii) substantially deviate from the Talking Points herein.

Talking Points

•	Xcel acquired the JR Brands in April 2014.

•	Per company policy, all requests for comments or statements should be made to Xcel’s public relations department.

•	No comment.